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DOLLAR GENERAL REPORTS DECEMBER SAME-STORE SALES;

UPDATES FISCAL 2005 OUTLOOK;

COMMENTS ON SAME-STORE SALES REPORTING

GOODLETTSVILLE, Tenn. – January 5, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the December five-week period ended December 30, 2005, equaled $1.049 billion compared with $1.007 billion last year, an increase of 4.2 percent. For the December period, same-store sales decreased 2.8 percent compared with a 1.7 percent increase in the prior year December period. The Company believes that continued high gasoline and heating fuel prices and the pressure on consumers’ discretionary spending resulted in shopping trip consolidation, negatively impacting sales. Aggressive marketing and pricing by competitors during the month also appeared to impact the Company’s sales.  In particular, seasonal, home and apparel did not perform as anticipated in December.

For the nine-week period ended December 30, 2005, Dollar General total retail sales increased 5.1 percent to $1.74 billion from $1.65 billion for the nine-week period ended December 31, 2004. Same-store sales for the nine-week period decreased 1.8 percent.

For the 48-week period ended December 30, 2005, Dollar General total retail sales increased 10.2 percent to $7.8 billion from $7.1 billion for the 48-week period ended December 31, 2004. Same-store sales for the 48-week period increased 2.3 percent.

Year-to-date through December 30, 2005, the Company opened 730 stores and closed 122 stores, including 41 stores closed as a result of hurricane damage.

Fourth Quarter and Fiscal Year 2005 Outlook

Dollar General will report sales for the five-week January period, fourth quarter and fiscal year ending February 3, 2006, on Thursday, February 9, 2006.  For reporting January same-store sales results, the Company’s five-week fiscal 2005 period ending February 3, 2006 will be compared to the five-week period ended February 4, 2005 which includes the first week of fiscal 2005.

For the fourth quarter, the Company expects a low single-digit percentage decrease in same-store sales and expects earnings per share to be between $0.48 and $0.52.  For the full fiscal year, the Company expects earnings per share to be between $1.11 and $1.15.

Fiscal 2006 Sales Reporting

In fiscal 2006, in order to be more consistent with most other retailers, the Company plans to report same-store sales based upon stores that have been open at least 13 full fiscal months and remain open at the end of the reporting period. Currently, the Company includes only stores that were open both at the end of the period and at the beginning of the preceding fiscal year.

Forward-Looking Information

This press release contains forward-looking information, such as the information in the section entitled “Fourth Quarter and Fiscal Year 2005 Outlook.”  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “guidance,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements.  Factors and risks that may result in actual results differing from such forward-looking information include, but are not limited to:

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a deterioration in general economic conditions that may impact consumer spending or the Company’s costs of doing business, such as unemployment levels, personal debt levels, business conditions, high fuel and energy costs, inflation, tax rates and interest rates;

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a shortfall in sales resulting from changes in demand due to unexpected or unusual weather patterns, economic conditions or other factors;

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adverse weather conditions, natural disasters or similar disruptions;

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transportation and distribution delays or interruptions both domestically and internationally;

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labor shortages in the trucking industry;

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the Company’s ability to negotiate effectively the cost and purchase of merchandise;

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prolonged or repeated price increases of certain raw materials that could affect vendors’ product costs;

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inventory risks due to shifts in market demand;

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unanticipated markdowns due to inventory imbalances or other reasons;

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changes in product mix;

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interruptions in suppliers' businesses;

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the inability to execute operating initiatives;

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costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems;

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higher than expected increases in health, workers’ compensation, general liability, property or other insurance costs or unexpected jumps in the Company’s loss rates;

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unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company’s ability to timely comply with those regulations;

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changes in federal, state or local regulations governing the sale of the Company’s products, particularly “over-the-counter” medications or health products;

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excessive costs and delays associated with building, opening and operating new stores;

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excessive costs and delays associated with building, opening or achieving functionality of distribution centers;

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competition in the retail industry;

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existing or future U.S. military efforts or a significant act of terrorism on U.S. soil or elsewhere;

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results of legal proceedings and claims;

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the loss of key members of the Company’s senior management team or certain other key employees, or an inability to attract, retain and motivate qualified employees to keep pace with the Company’s expansion schedule; and

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other risk factors described in the Company’s Form 10-K for the fiscal year ended January 28, 2005, filed with the SEC on April 12, 2005, and most recent Form 10-Q, as well as elsewhere in this press release.

Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release.  The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.  Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,928 neighborhood stores as of December 30, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

Please note, monthly sales numbers are preliminary and unaudited.

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